EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

12 April 2006

Shire plc (the “Company”)

The Company announces that, on 11 April 2006, it was notified, pursuant to sections 198 to 202 of the Companies Act 1985, that, on 11 April 2006, Prudential Assurance Company Limited was interested in 15,063,989 ordinary shares of £0.05 each in the capital of the Company. This holding represents 3.02 per cent of the issued ordinary share capital of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results. Shire’s strategy is to develop and market products for specialty physicians. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com

Registered in England 2883758 Registered Office as above